EXHIBIT 99.1

Educational Development Corporation Announces Record Monthly December Net Revenues and Record Number Active Sales Consultants in the Company’s UBAM Division

TULSA, Okla., Jan. 06, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports that the Company has achieved record net revenues in December 2020 totaling approximately $15.1 million and the active sales consultants in the Company’s Usborne Books and More (UBAM) Sales Division grew to over 60,000 as of December 31, 2020.

Per Randall White, Chief Executive Officer, “We have finished the calendar year 2020 with continued record sales volumes. Our UBAM division generated approximately $14.3 million of net revenues in December 2020, an increase of $6.7 million, or 88%, over the prior year’s December net revenues of approximately $7.6 million. I am also very pleased to announce that our Retail Division reported net revenues of approximately $0.8 million, which was $0.3 million, or 60%, higher than December last year.”

Mr. White continued, “While no one could have predicted our growth over the past nine months, we were prepared for it and have delivered on our commitments.   Our definition of success; when preparation meets opportunity.”

Per Mr. White, “Our growth in UBAM active consultants continues to drive the overall growth in sales. Our active consultant count grew from just under 30,000 at the end of March 2020 to over 60,000 by the end of December 2020. This expanded sales force will continue to drive our growth in calendar 2021 and beyond. I want to thank our consultants for all their hard work during 2020 and let them know we will continue to support their increased sales volumes and recruiting efforts in the new year. This support is evidenced by our current $4.5 million capital expansion project to once again double our daily shipping capacity. This $4.5 million capital project two additional pick, pack and ship lines to our existing operations and will ensure we can keep up with new growth in the upcoming year. We also expect efficiency gains from the addition of this new production line.”

Mr. White concluded, “Our retail division’s sales rebounded in our fiscal third quarter ending November 30, 2020 and December net revenues were 60% higher than December 2019. This growth, along with the addition of new staff in our retail division’s inside sales team, makes us optimistic that the retail division’s sales will return to historical levels.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
        Educational Development Corporation
        Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.